Exhibit 2(a)

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                             MERCURY FINANCE COMPANY

                                       AND

                         FRONTIER INSURANCE GROUP, INC.

                                 MARCH 28, 1997



                                TABLE OF CONTENTS


                                    ARTICLE I

                                   TRANSACTION

     1.1.  Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . .    1
     1.2.  Consideration  . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.3.  No Assumption of Seller's Liabilities  . . . . . . . . . . . . .    1

                                   ARTICLE II

                        THE CLOSING AND TRANSFER OF STOCK

     2.1.  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     2.2.  Deliveries at the Closing  . . . . . . . . . . . . . . . . . . .    2

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1.  Due Organization . . . . . . . . . . . . . . . . . . . . . . . .    3
     3.2.  Capitalization; Ownership of Company and Subsidiaries  . . . . .    4
     3.3.  Authorization of Transaction . . . . . . . . . . . . . . . . . .    4
     3.4.  Consents and Approvals; No Violations  . . . . . . . . . . . . .    5
     3.5.  SAP Financial Statements . . . . . . . . . . . . . . . . . . . .    5
     3.6.  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     3.7.  Investments  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     3.8.  Events Subsequent to Balance Sheet Date  . . . . . . . . . . . .    6
     3.9.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     3.10.  Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . .    6
     3.11.  Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     3.12.  Intellectual Property . . . . . . . . . . . . . . . . . . . . .    7
     3.13.  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     3.14.  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . .    8
     3.15.  Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . .    8
     3.16.  Certain Business Relationships with the Company.  . . . . . . .    9
     3.17.  Sales Practices . . . . . . . . . . . . . . . . . . . . . . . .    9
     3.18.  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . .    9
     3.19.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     3.20.  Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . .    9



                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     4.1.  Organization of Buyer  . . . . . . . . . . . . . . . . . . . . .   10
     4.2.  Authorization of Transaction . . . . . . . . . . . . . . . . . .   10
     4.3.  Consents and Approvals; No Violations  . . . . . . . . . . . . .   10
     4.4.  Acquisition of Stock for Investment  . . . . . . . . . . . . . .   10
     4.5.  Buyer's Business Investigation . . . . . . . . . . . . . . . . .   11
     4.6.  Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     4.7.  Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . .   11

                                    ARTICLE V

                               COVENANTS OF SELLER

     5.1.  Interim Conduct of Business  . . . . . . . . . . . . . . . . . .   11
     5.2.  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.3.  Consummation . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.4.  HSR Consent  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     5.5.  Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . .   13
     5.6.  Outstanding Claims . . . . . . . . . . . . . . . . . . . . . . .   13

                                   ARTICLE VI

                               COVENANTS OF BUYER

     6.1.  Consummation . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     6.2.  HSR Consent  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     6.3.  Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . .   13
     6.4.  Records and Documents  . . . . . . . . . . . . . . . . . . . . .   14

                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     7.1.  Accuracy of Warranties and Performance of Covenants  . . . . . .   14
     7.2.  No Pending Action  . . . . . . . . . . . . . . . . . . . . . . .   14
     7.3.  HSR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     7.4.  Insurance Approvals  . . . . . . . . . . . . . . . . . . . . . .   14
     7.5.  Termination of Tax Sharing Agreement . . . . . . . . . . . . . .   14
     7.6.  Surplus As Regards Policyholders and Stockholder's Equity  . . .   14



                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     8.1.  Accuracy of Warranties and Performance of Covenants  . . . . . .   15
     8.2.  No Pending Action  . . . . . . . . . . . . . . . . . . . . . . .   15
     8.3.  HSR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     8.4.  Insurance Approvals  . . . . . . . . . . . . . . . . . . . . . .   15

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

     9.1.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     9.2.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   16
     9.3.  General Provisions Relating to Indemnification . . . . . . . . .   16

                                    ARTICLE X

                                   TERMINATION

     10.1.  Termination or Abandonment  . . . . . . . . . . . . . . . . . .   17
     10.2.  Effect of Termination . . . . . . . . . . . . . . . . . . . . .   18

                                   ARTICLE XI
                        CERTAIN EMPLOYEE BENEFITS MATTERS

     11.1.  Transfer of ERISA Plans.  . . . . . . . . . . . . . . . . . . .   18
     11.2.  Continuation of Employee Benefit Plans. . . . . . . . . . . . .   18

                                   ARTICLE XII

                                OTHER AGREEMENTS

     12.1.  Assistance with A.M. Best . . . . . . . . . . . . . . . . . . .   19
     12.2.  Non-competition . . . . . . . . . . . . . . . . . . . . . . . .   19
     12.3.  Continuation of Relationship  . . . . . . . . . . . . . . . . .   19
     12.4.  Delivery of Financial Statements  . . . . . . . . . . . . . . .   19
     12.5.  Reconciliation of Intercompany Accounts . . . . . . . . . . . .   20
     12.6.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20



                                  ARTICLE XIII

                               GENERAL PROVISIONS

     13.1.  Amendments and Waiver . . . . . . . . . . . . . . . . . . . . .   21
     13.2.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     13.3.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     13.4.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .   22
     13.5.  Successors and Assigns; Beneficiaries . . . . . . . . . . . . .   22
     13.6.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . .   22
     13.7.  Announcements . . . . . . . . . . . . . . . . . . . . . . . . .   22
     13.8.  Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . .   22
     13.9.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .   23


                                    SCHEDULES

SCHEDULE 3.0   PERSONS WITH KNOWLEDGE
SCHEDULE 3.2   OWNERSHIP OF COMPANY AND SUBSIDIARIES
SCHEDULE 3.4   CONSENTS AND APPROVALS; NO VIOLATIONS
SCHEDULE 3.5   SAP FINANCIAL STATEMENTS
SCHEDULE 3.6   ASSETS
SCHEDULE 3.8   EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END
SCHEDULE 3.9   TAX MATTERS
SCHEDULE 3.10  LEGAL COMPLIANCE
SCHEDULE 3.12  INTELLECTUAL PROPERTY
SCHEDULE 3.13  CONTRACTS
SCHEDULE 3.14  LEGAL PROCEEDINGS
SCHEDULE 3.15  EMPLOYEE PLANS
SCHEDULE 3.19  INSURANCE
SCHEDULE 5.1   INTERIM CONDUCT OF BUSINESS


ANNEX A        TAX DISAFFILIATION AGREEMENT

EXHIBIT A      ESCROW AGREEMENT

                            STOCK PURCHASE AGREEMENT

   THIS STOCK PURCHASE AGREEMENT, is made and entered into this 28th day of March, 1997 (the "AGREEMENT"), by and between Mercury Finance Company, a Delaware corporation ("SELLER") and Frontier Insurance Group, Inc., a Delaware corporation ("BUYER").

   WHEREAS, Lyndon Property Insurance Company, a Missouri corporation (the "COMPANY"), directly and through subsidiaries, is engaged in the business of providing insurance, warranty administration and related products and services (the "BUSINESS"); and

   WHEREAS, the authorized capital stock of the Company consists solely of 4,000 shares of common stock, par value $1,000 per share, all of which shares are issued and outstanding (collectively, the "STOCK"); and

   WHEREAS, all of the Stock is owned both of record and beneficially solely by Seller; and

   WHEREAS, Buyer desires to purchase the Stock from Seller and Seller desires to sell the Stock to Buyer upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I

                                   TRANSACTION

   1.1. PURCHASE AND SALE OF STOCK. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, the Stock, for the consideration specified below in this Article I.

   1.2. CONSIDERATION. The aggregate consideration for the Stock (the "AGGREGATE CONSIDERATION") shall be Ninety-Two Million Dollars ($92,000,000).

   1.3. NO ASSUMPTION OF SELLER'S LIABILITIES. It is understood that none of Buyer, the Company or any Subsidiary (as hereinafter defined) is assuming any liability of Seller as a result of this Agreement, except as may be expressly set forth herein.

                                   ARTICLE II

                        THE CLOSING AND TRANSFER OF STOCK

   2.1. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of McDermott, Will & Emery, counsel to the Seller, 227 W. Monroe Street, Chicago, Illinois 60606, commencing at 9:00 a.m. local time on the third business day following the date on which the last of the conditions to Closing in Articles VII and VIII have been fulfilled or waived in accordance with this Agreement or such other date as the parties may mutually determine (the "CLOSING DATE").

   2.2.  DELIVERIES AT THE CLOSING.

   (a) Deliveries by Seller. At the Closing, Seller will execute, acknowledge (if appropriate), and deliver to Buyer:

           (i) certificates for the Stock with duly executed stock powers to effect the transfer of ownership of the Stock to Buyer;

           (ii) a copy of all charter documents of the Company and of each Subsidiary certified by the Secretary of State of its jurisdiction of incorporation as of a recent date;

           (iii) certificates of the Secretary of the Company and of each Subsidiary certifying copies of the By-laws, minute books and stock record books of the Company and each such Subsidiary as of the Closing Date;

           (iv)  the officer's certificate specified in Section 7.1;

           (v) the draft financial statements of the Company and its Subsidiaries for the year ended December 31, 1996 prepared in all material respects in accordance with SAP and GAAP;

           (vi)  resignations of non-employee directors;

           (vii) opinions of counsel to Seller opining as to the matters set forth in Section 3.1(a), the record ownership of the Stock and the record ownership of the capital stock of the Subsidiaries as set forth on
   Section 3.2 of the Disclosure Schedule including Buyer's title to the Stock, the due authorization and enforceability of this Agreement and the transactions contemplated hereby and the matters set forth in the first sentence of Section 3.4; and

           (viii) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

   (b) Deliveries by Buyer. At the Closing, Buyer will execute, acknowledge (if appropriate), and deliver to the Company:

           (i) the Aggregate Consideration by wire transfer of immediately available funds to an account designated by Seller;

           (ii)  the officer's certificate specified in Section 8.1; and

           (iii) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

   (c) Deliveries by the Parties. At the Closing, Buyer and Seller will enter into and deliver the Tax Disaffiliation Agreement attached hereto as Annex A.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

   Seller hereby represents and warrants to Buyer as of the date hereof as set forth below. For purposes of this Agreement, the phrase "TO THE KNOWLEDGE OF SELLER," "TO THE KNOWLEDGE OF THE COMPANY AND/OR A SUBSIDIARY," or other language of similar effect, shall mean to the actual knowledge of the persons listed on Schedule 3.0, after reasonable inquiry.

   3.1.  DUE ORGANIZATION.

   (a) The Company and each of the Subsidiaries is a corporation validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority, corporate and governmental, to own, lease and operate their respective assets and to carry on the Business as now conducted, except where the failures to have such power or authority would not in the aggregate have a material adverse effect on the business, operations or financial condition of the Business taken as a whole (a "MATERIAL ADVERSE EFFECT").

   (b) The Company and each Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of the Business requires such qualification, except where the failures to be so qualified or licensed would not in the aggregate have a Material Adverse Effect.

   (c) Seller is validly existing and in good standing under the laws of the State of Delaware.

   3.2.  CAPITALIZATION; OWNERSHIP OF COMPANY AND SUBSIDIARIES.

   (a) The aggregate authorized capital stock of the Company consists of 4,000 shares of common stock, par value $1,000 per share, all of which shares are issued and outstanding. The Stock is the only issued and outstanding capital stock of the Company.

   (b) Section 3.2 of the Disclosure Schedule sets forth each direct and indirect subsidiary of the Company (the "SUBSIDIARIES"), its jurisdiction of incorporation, the authorized capital stock of each Subsidiary, and the issued and outstanding capital stock of each Subsidiary. Except as set forth in
Section 3.2 of the Disclosure Schedule, none of the issued and outstanding capital stock of any Subsidiary is owned (beneficially or legally) by persons other than the Company or another Subsidiary.

   (c) All the outstanding shares of Stock and of the capital stock of the Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, with no preemptive rights of third parties attaching thereto. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding options, rights, warrants, conversion rights or other agreements or commitments to which the Company or a Subsidiary is a party or by which they are bound, providing for the issuance of additional capital stock or for any other adjustment, purchase or transfer affecting the ownership interests in the Company or a Subsidiary.

   (d) Seller owns (beneficially and of record) all of the Stock. Seller has good title to all of the Stock, and has the right, power and capacity to sell, assign and transfer the same to Buyer, without the consent of any other person, free and clear of all liens or encumbrances. Seller has not entered into any contract, agreement or arrangement with respect to the disposition or voting of the Stock. Upon completion of the transactions contemplated hereby, Buyer will have good title to the Stock free and clear of all liens or encumbrances, except those created by or on behalf of Buyer.

   3.3. AUTHORIZATION OF TRANSACTION. Seller has full corporate power and authority to execute and deliver this Agreement and the other documents to be executed and delivered by it at Closing (collectively, the "TRANSACTION DOCUMENTS") and to perform its obligations hereunder and thereunder. All acts or proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Documents and all transactions contemplated thereby have been duly and properly taken. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, constitute lawful, valid and legally binding obligations of Seller, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies.

   3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for (a) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (b) filings and/or notices and related approvals required under the insurance laws of the jurisdictions set forth in Section 3.4 of the Disclosure Schedule (the "SELLER INSURANCE FILINGS"), no filing with, and no permit, authorization, consent or approval of, any public body or authority, domestic or foreign, is necessary for the consummation by Seller of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation of Seller, the Company or a Subsidiary, (b) except as set forth in Section 3.4 of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions) of any indenture, license, contract, agreement or other instrument or obligation to which the Company, a Subsidiary or Seller is a party or by which any of them or any of their properties or assets may be bound or (c) assuming that the filings and consents contemplated hereby are duly and timely made, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company, any Subsidiary or Seller or any of their properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

   3.5. SAP FINANCIAL STATEMENTS. The Annual Convention Statement for the years ended December 31, 1995 and 1996 (collectively, the "ANNUAL STATEMENTS") of the Company and each Subsidiary listed on Section 3.5 of the Disclosure Schedule (collectively, the "INSURANCE SUBSIDIARIES"), as filed with the insurance department reflected thereon has been delivered to or made available for Buyer. Each Annual Statement was prepared in all material respects in accordance with statutory accounting practices prescribed or permitted by the applicable insurance regulator of the state in which filed ("SAP") and presents fairly the statutory financial condition, assets, liabilities, surplus and other funds of the Company as of such date and the statutory results of operations and cash flows of the Company for the periods therein specified. The Annual Statement for the year ended December 31, 1995 has been audited by KPMG Peat Marwick LLP as indicated by its report thereon. December 31, 1996 is referred to herein as the "BALANCE SHEET DATE" and the SAP balance sheets of the Company and the Subsidiaries as of December 31, 1996 referred to herein are collectively referred to as the "MOST RECENT BALANCE SHEET."

   3.6. ASSETS. The Company and each Subsidiary has good title to, or a valid leasehold interest in, the properties and assets used by them, reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any and all liens and encumbrances, except for (a) liens or encumbrances for current Taxes (as hereinafter defined) not yet due and payable, (b) liens or encumbrances which would not, in the aggregate, have a Material Adverse Effect,
(c) mechanics', carriers', workers' and other similar liens or encumbrances arising or incurred in the ordinary course of business, (d) in the case of properties or assets acquired after the Balance Sheet Date, liens or encumbrances securing all or part of the purchase price thereof and (e) liens or encumbrances set forth in Section 3.6 to the Disclosure Schedule, except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date.

   3.7. INVESTMENTS. The Company is in possession of all documentation reasonably necessary to evidence ownership of its invested assets reflected on the Most Recent Balance Sheet.

   3.8.  EVENTS SUBSEQUENT TO BALANCE SHEET DATE.  Except as provided in Section
3.8 to the Disclosure Schedule, since the Balance Sheet Date, the Business has been operated in the ordinary course and there has not been any change in the business, financial condition, operations or results of operations of the Business, except such changes which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.8 of the Disclosure Schedule, there have not occurred any of the events set forth in
Section 5.1 hereof since the Balance Sheet Date.

   3.9.  TAX MATTERS.    Except as provided on Section 3.9 of the Disclosure
Schedule, each of Seller, the Company and the Subsidiaries has filed all Tax returns that it was required to file, and has paid all Taxes shown thereon as owing. All such Tax returns were completed and filed in accordance with applicable law in all material respects. None of Seller, the Company and the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as provided on Section 3.9 of the Disclosure Schedule, none of Seller, the Company nor any Subsidiary is subject to or, to the knowledge of Seller, threatened with any action, suit, proceeding, investigation, audit or claim with respect to the payment of any Tax. Except as provided on Section 3.9 of the Disclosure Schedule, none of the Company and the Subsidiaries is a party to any Tax allocation or sharing agreement with the Seller or its affiliates. As used herein, "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, profit, customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, or other tax, withholding tax, or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

   3.10. LEGAL COMPLIANCE. Except as provided on Section 3.10 of the Disclosure Schedule to the knowledge of the Seller, the Business is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, licensing requirements, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where such violation or non-compliance would not reasonably be expected to have a Material Adverse Effect.

   3.11. RESERVES. The reserves for unpaid losses and loss adjustment expenses, including IBNR, in the Annual Statements of the Company and the Insurance Subsidiaries on the Most Recent Balance Sheet were estimated in accordance with SAP and Seller believes such reserves are adequate for the purposes established.

   3.12. INTELLECTUAL PROPERTY. Except as set forth on Section 3.12 to the Disclosure Schedule, with respect to all patents, trademarks, copyrights, registrations and licenses of the Business (the "INTELLECTUAL PROPERTY"), (a) the Company or a Subsidiary is the owner or has the right to use the Intellectual Property in the manner in which it is currently being used, (b) no action, suit or proceeding is pending against the Company or, to the Seller's knowledge, threatened with respect to the Intellectual Property (c) to the knowledge of Seller, none of the Intellectual Property infringes upon the rights of others or is subject to any outstanding order, decree or judgment, and (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property. Notwithstanding anything contained herein to the contrary, none of the Company or the Subsidiaries has any right to the corporate name of Seller or any derivative thereof.

   3.13. CONTRACTS. Section 3.13 of the Disclosure Schedule lists the following contracts and other agreements to which the Company or a Subsidiary is a party:

           (a)  any agreement providing for reinsurance;

           (b) any agreement providing for the distribution of insurance related products of the Company or a Subsidiary by third parties with a remaining term of one year or greater;

           (c) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

           (d) any agreement (or group of related agreements) under which the Company or a Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money;

           (e) any agreement imposing noncompetition obligations on the Company or a Subsidiary;

           (f) any defined benefit pension, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, welfare or other plan or arrangement for the benefit of employees of the Company or a Subsidiary;

           (g) any agreement for the employment of any individual not terminable upon ninety (90) days or less notice;

           (h)  any agreement not made in the ordinary course of business;
   and

           (i) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000 per annum.

With respect to each such agreement, except as described on Section 3.13 of the Disclosure Schedule (i) the agreement is a legal, valid and binding obligation of the Company or the Subsidiary, as applicable, and (ii) to Seller's knowledge no party is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default of any such contract, except for such as would not be reasonably expected to have a Material Adverse Effect.

   3.14. LEGAL PROCEEDINGS. (a) Except as set forth in Section 3.14 to the Disclosure Schedule, (i) neither the Company nor a Subsidiary is engaged in or a party to or, to the knowledge of Seller, threatened with any action, suit or other legal proceeding involving the Company, a Subsidiary or their assets, other than routine litigation which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) Seller has no knowledge of any investigation threatened by any governmental or regulatory authority with respect to the Company, a Subsidiary, or their assets, and (iii) neither the Company nor a Subsidiary is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency which in the aggregate would reasonably be expected to have a Material Adverse Effect.

   (b) Except with respect to any and all actions, suits, claims or other legal proceedings related, directly or indirectly, to accounting irregularities of the Seller, including any and all claims and demands by creditors and stockholders of Seller as a result of the foregoing, Seller is not subject to or, to Seller's knowledge, threatened with any action, suit or other legal proceeding which could be reasonably anticipated to delay or prevent consummation of the transactions contemplated by this Agreement.

   3.15.  EMPLOYEE PLANS.

   (a)  ERISA Plans

           (i) Section 3.15 to the Disclosure Schedule lists all of the following types of plans maintained by Seller: (a) employee pension benefit plans ("PENSION BENEFIT PLANS"), as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and (b) employee welfare benefit plans ("WELFARE BENEFIT PLANS"), as defined in
   Section 3(1) of ERISA. True and complete copies of all Pension Benefit Plans and Welfare Benefit Plans have been made available to Buyer.

           (ii) The Seller and all entities under "common control" (as defined in Section 4001(b)(1) of ERISA) with the Seller do not and have not contributed to any multiemployer plan as defined in Section 3(37) of ERISA.

   (b)  Administration of Pension Benefit Plans

   All contributions required to have been made by Seller under the terms of any Pension Benefit Plans have been timely made, and all contributions due and payable prior to the Closing Date with respect to any fiscal year of a Pension Benefit Plan ending prior to the Closing Date have been made.

   (c)  Administration of Welfare Benefit Plans

   With respect to the Welfare Benefit Plans, no material claims for benefits are in dispute, and all such plans in all material respects have met all applicable requirements, if any, of ERISA and the Code, including, but not limited to, the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to provide health care continuation coverage (Section 4980B(f) of the Code).

   3.16. CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth in Section 3.16 of the Disclosure Schedule, the Seller and its Affiliates (as hereinafter defined) (a) have not been involved in any business arrangement or relationship with the Company or any Subsidiary within the past 12 months, (b) do not own any asset, tangible or intangible, which is used in the business of the Company or a Subsidiary, other than assets involved in general and administrative activities, and (c) do not owe any amount to, or is owed any amount by, the Company or any Subsidiary.

   3.17. SALES PRACTICES. The Seller and its Affiliates are in compliance with all applicable laws (including rules and regulations but excluding licensing requirements) of federal, state, local and foreign governments (and all agencies thereof) with respect to their sales practices related to the sale of Insurance Products (as hereinafter defined) of the Business, except where such violation or non-compliance would not reasonably be expected to have a Material Adverse Effect.

   3.18. BROKERS' FEES. Neither the Seller, the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer, the Company or any Subsidiary will be liable.

   3.19. INSURANCE. Section 3.19 of the Disclosure Schedule lists all insurance provided by Seller's insurance carriers covering the Company, its Subsidiaries or their respective employees or directors, other than the employee benefit plans listed on Section 3.15 to the Disclosure Schedule.

   3.20. DISCLAIMER. Seller makes no representation or warranty with regard to any statements, oral or written, with respect to the Stock, the Business, the Company or any Subsidiary except as expressly provided in this Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer represents and warrants to Seller as follows:

   4.1. ORGANIZATION OF BUYER. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

   4.2. AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations thereunder. All acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of the Transaction Documents and all transactions contemplated thereby have been duly and properly taken. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies.

   4.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for (a) applicable requirements of the HSR Act, and (b) filings and/or notices and related approvals required under the insurance laws of the jurisdictions set forth in
Section 3.4 of the Disclosure Schedule (the "BUYER INSURANCE FILINGS"), no filing with, and no permit, authorization, consent or approval of, any public body or authority, domestic or foreign, is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation of the Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions) of any indenture, license, contract, agreement or other instrument or obligation to which the Buyer is a party or by which any of them or any of their properties or assets may be bound or (c) assuming that the filings and consents contemplated hereby are duly and timely made, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Buyer or any of their properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect or deprive Seller of the benefits anticipated by this Agreement.

   4.4. ACQUISITION OF STOCK FOR INVESTMENT. Buyer is acquiring the Stock for investment and not with a view toward any distribution thereof, and will dispose of such Stock only in compliance with the Securities Act of 1933 and any applicable state securities laws.

   4.5. BUYER'S BUSINESS INVESTIGATION. Buyer has conducted such investigation of the Company, the Subsidiaries, and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Buyer has reviewed all of the documents, records, reports and other materials identified in the Disclosure Schedule hereto, and is familiar with the content thereof. Buyer acknowledges that it has been given access to and has visited and examined the premises of the Business and is familiar with the condition thereof. For the purpose of conducting these investigations, Buyer has employed the services of its own agents, representatives, experts and consultants. All materials and information requested by Buyer have been provided to Buyer to Buyer's satisfaction. Notwithstanding the foregoing, Buyer is relying upon the accuracy of the representations and warranties of Seller is entering into this Agreement and consummating the transactions contemplated hereby.

   4.6. FINANCING. Buyer has sufficient funds or available financing to fund the consideration to be paid at Closing to Seller for the Stock.

   4.7. BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller will be liable.

                                    ARTICLE V

                               COVENANTS OF SELLER

   5.1. INTERIM CONDUCT OF BUSINESS. Except as contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Schedule or with the prior consent of Buyer, from the date hereof until the Closing, Seller shall use all reasonable efforts to operate the Business consistent with past practice and in the ordinary course of business, or otherwise consistent with the terms of this Agreement. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement or the transactions contemplated hereby or as set forth in Section 5.1 to the Disclosure Schedule, the Seller will cause the Company and each Subsidiary not to, prior to the Closing Date, without the prior consent of Buyer, do any of the following:

           (a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock, other than transactions solely between the Company and a Subsidiary;

           (b) sell, lease, transfer, or assign any of its assets, tangible or intangible, to any third party, other than in the ordinary course of business or apply, utilize or otherwise dispose of any assets of the Business to discharge any indebtedness or claims against Seller or any of its Affiliates;

           (c) impose any Lien upon any of its assets, tangible or intangible;

           (d) change or authorize a change in the Certificate of Incorporation or bylaws of the Company or any Subsidiary;

           (e) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

           (f)  guarantee any third party indebtedness;

           (g) incur any borrowings from third parties in excess of $100,000;

           (h) enter into any agreement or transaction with Seller or its Affiliates;

           (i) merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity; or

           (j)  agree or commit to do any of the foregoing.

   "AFFILIATES" for purposes of this Agreement shall mean any entity which controls, or is controlled by, or is under common control with the Seller or the Buyer, as the case may be.

   5.2. ACCESS. (a) From the date hereof through the Closing Date, Seller shall give Buyer and its representatives access during normal business hours and under reasonable circumstances to all properties, records and appropriate personnel of the Business and furnish Buyer with all financial and other information in its possession relating to the Business and the Company as Buyer may from time to time reasonably request.

   (b) Prior to the Closing Date, Buyer and its agents shall have reasonable access during normal business hours to the employees of the Company and its Subsidiaries for purposes of making presentations and otherwise assuring a smooth transition of ownership of the Company and its Subsidiaries from Seller to Buyer; provided, however, that Buyer shall give Seller at least five (5) business days' prior written notice of each presentation, including a written description of the matters to be discussed at such presentation, and a representative of the Seller, at Seller's request, shall be allowed to be present at each such presentation.

   5.3. CONSUMMATION. Subject to the terms and conditions provided herein, Seller agrees to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement in accordance with its terms; except that this covenant shall not require Seller to make any payment (other than filing fees) or incur any economic burden not provided for herein.

   5.4. HSR CONSENT. As promptly as possible, but in any event not later than three (3) business days after the execution hereof, Seller shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") a premerger notification in accordance with the HSR Act with respect to the sale of the Stock pursuant to this Agreement. Seller shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

   5.5. OTHER ACTIONS. As promptly as possible, Seller shall make the Seller Insurance Filings with governmental agencies in connection with the transactions contemplated hereby. Seller shall keep Buyer informed as to the status of discussions with the governmental agencies.

   5.6. OUTSTANDING CLAIMS. Seller shall cause the Company to prepare and deliver prior to the Closing Date a schedule setting forth the outstanding claims as of March 31, 1997.

                                   ARTICLE VI

                               COVENANTS OF BUYER

   6.1. CONSUMMATION. Subject to the terms and conditions provided herein, Buyer agrees to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement in accordance with its terms; except that this covenant shall not require Buyer to make any payment or incur any economic burden not provided for herein.

   6.2. HSR CONSENT. As promptly as possible, but in any event not later than three (3) business days after the execution hereof, Buyer shall file with the FTC and the Antitrust Division, including payment of the required filing fee, a premerger notification in accordance with the HSR Act with respect to the purchase of the Stock pursuant to this Agreement. Buyer shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

   6.3. OTHER ACTIONS. As promptly as possible, Buyer shall make the Buyer Insurance Filings with governmental agencies in connection with the transactions contemplated hereby. Buyer shall keep Seller informed as to the status of discussions with the governmental agencies.

   6.4. RECORDS AND DOCUMENTS. Following the Closing Date, Buyer shall grant to Seller and its respective representatives, at Seller's reasonable request, reasonable access to and the right to make copies at Seller's expense of those records and documents covering any period prior to the Closing related to the Business as may be reasonably necessary for litigation, preparation of financial statements, Tax returns and audits or other business purposes. If Buyer elects to dispose of such records, Buyer shall first give Seller sixty (60) days' written notice, during which period Seller shall have the right to take such records without further consideration.

                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

   The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to delivery of the items specified in Sections 2.2(a) and 2.2(c) and fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Buyer):

   7.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Seller contained herein shall be accurate in all material respects as if made on and as of the Closing Date, except for changes occurring in the ordinary course of the Business. Seller shall have, in all material respects, performed all obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing. A Certificate of the President of Seller shall be delivered to the foregoing effect.

   7.2. NO PENDING ACTION. No order of any court, administrative agency or other governmental authority shall be pending which prohibits the carrying out of this Agreement or any of the significant transactions contemplated hereby or declares unlawful the transactions contemplated hereby.

   7.3. HSR. The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or otherwise been terminated.

   7.4. INSURANCE APPROVALS. Approvals required in connection with the Buyer Insurance Filings shall have been obtained.

   7.5. TERMINATION OF TAX SHARING AGREEMENT. The Income Tax Sharing Agreement between the Company and its subsidiaries and Seller effected as of October 20, 1995 (the "TAX SHARING AGREEMENT") shall be terminated effective as of the Closing Date.

   7.6. SURPLUS AS REGARDS POLICYHOLDERS AND STOCKHOLDER'S EQUITY. The draft financial statements of the Company and its Subsidiaries for the year ended December 31, 1996 prepared in accordance with SAP to be delivered pursuant to
Section 2.2(a)(v) hereof shall reflect surplus as regards policyholders of not less than $70,500,000 and the draft consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 1996 prepared in accordance with GAAP to be delivered pursuant to Section 2.2(a)(v) hereof shall reflect total stockholder's equity of not less than $117,500,000, excluding the effects of purchase accounting adjustments related to the acquisition of the Company by Seller.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

   The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to delivery of the items specified in Sections 2.2(b) and 2.2(c) and fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

   8.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date. Buyer shall have, in all material respects, performed all obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing. A Certificate of the Chief Executive Officer or Chief Financial Officer of the Buyer shall be delivered to the foregoing effect.

   8.2. NO PENDING ACTION. No order of any court, administrative agency or other governmental authority shall be pending which prohibits the carrying out of this Agreement or any of the significant transactions contemplated hereby or declares unlawful the transactions contemplated hereby.

   8.3. HSR. The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or otherwise been terminated.

   8.4. INSURANCE APPROVALS. Approvals required in connection with the Seller Insurance Filings shall have been obtained.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

   9.1. SURVIVAL. Unless otherwise specified herein, all covenants and agreements contained herein or in any agreement or document delivered pursuant hereto, shall survive the Closing until fully performed. All representations and warranties contained herein or in any agreement or other document delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months from the date hereof, after which they shall be of no further force or effect; provided, however, that all representations and warranties set forth in Section
3.9 shall survive until the expiration of the applicable statute of limitations and all representations and warranties set forth in Section 3.2 shall survive indefinitely. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 9.3 within the applicable survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise.

   9.2. INDEMNIFICATION. Seller shall indemnify and hold harmless Buyer, and Buyer shall indemnify and hold harmless Seller from and against any and all loss, damage, cost or expense (including reasonable attorneys' fees and expenses) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any agreement or other document delivered pursuant to the terms hereof. For purposes of the indemnification provided by Seller pursuant to this Article IX only and for no other purpose, the determination of whether there has been a misrepresentation or breach of warranty shall be made without reference to the word "material" and the words "Material Adverse Effect" contained in such representation and warranty.

   9.3. GENERAL PROVISIONS RELATING TO INDEMNIFICATION. (a) Seller shall not be required to make any payments pursuant to this Article IX, unless and until the aggregate amount of all claims pursuant to this Article IX shall exceed $1,000,000 (the "THRESHOLD AMOUNT"), as to which Seller shall be responsible only for the excess over the Threshold Amount. The maximum aggregate amount recoverable from Seller pursuant to this Article IX shall not exceed an amount equal to twenty-five percent (25%) of the Aggregate Consideration (the "CEILING AMOUNT"). Notwithstanding anything contained herein to the contrary, the Threshold Amount and Ceiling Amount shall not be applicable to claims for breach of the representations and warranties contained in Sections 3.1(a), 3.2, 3.3,
4.1 and 4.2 and shall not be applicable to the Tax Disaffiliation Agreement; provided, however, that the maximum aggregate amount recoverable from Seller for breach of the representations and warranties contained in Sections 3.1(a), 3.2 and 3.3 shall not exceed the Aggregate Consideration.

   (b) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any available insurance, Tax or other benefits resulting from the facts and circumstances relating to any indemnifiable claim. To the extent that Buyer and/or the Company is entitled to indemnification from ITT for any misrepresentation or breach of warranty contained herein, neither Buyer nor the Company shall be entitled to indemnification from the Seller pursuant to this Article IX.

   (c) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within thirty
(30) days after it obtains knowledge of the basis for a claim for indemnification hereunder.

   (d) With respect to each third party claim subject to this Article IX (a "THIRD PARTY CLAIM"), the party seeking indemnification (the "INDEMNIFIED PARTY") must give prompt notice to the indemnifying party (the "INDEMNIFYING PARTY") of the Third Party Claim. The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice without prejudice to the right of the Indemnifying Party to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with ten (10) days' prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. In no event shall the Indemnified Party consent to a settlement of, or the entry of any judgment arising from any Third Party Claim. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis.

   (e) After the Closing, the indemnification rights provided hereunder shall be the exclusive remedy of Seller and Buyer with respect to any dispute arising out of or related to this Agreement.

   9.4. WARN ACT. Buyer and Seller agree that for purposes of the Worker Adjustment and Retraining Notification Act (the "WARN ACT"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Buyer acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" as defined in the WARN Act with respect to the Company or a Subsidiary. Buyer agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company or any Subsidiary and shall indemnify Seller and hold the Seller harmless from and against all fines, other payments and related expenses (including reasonable attorneys fees and expenses) which may become due under the WARN Act with respect to the Company or a Subsidiary or actions with respect thereto.

                                    ARTICLE X

                                   TERMINATION

   10.1. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

           (a)  by the mutual written consent of Seller and Buyer;

           (b) by Seller or Buyer, if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

           (c) by Buyer after May 31, 1997, if one or more of the conditions to the obligation of Buyer to Close as set forth in Article VII has not been fulfilled by the date of termination; and

           (d) by Seller after May 31, 1997, if one or more of the conditions to the obligation of Seller to Close as set forth in Article VIII has not been fulfilled by the date of termination.

   10.2. EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 10.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions of this Section 10.2 and the Confidentiality Agreement of the parties dated February 4, 1997 (the "CONFIDENTIALITY AGREEMENT") shall survive termination of this Agreement.

                                   ARTICLE XI

                        CERTAIN EMPLOYEE BENEFITS MATTERS

   11.1. TRANSFER OF ERISA PLANS. No assets or liabilities of any ERISA Plan will be transferred pursuant to the Agreement from Seller to Buyer; except with respect to the Buyer's liability under COBRA for "qualifying events" (as defined in Section 4980B(f)(3) of the Code) occurring on or after the Closing; notwithstanding the foregoing, to the extent permitted by the Code and underlying regulations, participants in the Seller's defined contribution plan may rollover to the Buyer's defined contribution plan (to the extent permitted by such plan) any portion of the taxable lump sum distribution received from Seller's plan; provided, however, that nothing contained herein shall obligate Buyer's plan to accept a rollover in a form other than cash. Seller shall 100% vest all participants in Seller's 401(k) plan who were employed by the Company as of the Closing Date.

   11.2. CONTINUATION OF EMPLOYEE BENEFIT PLANS. If requested by Buyer, for a period of up to thirty (30) days following the Closing Date, Seller agrees to maintain the employees of the Company on the Seller's employee benefit plans to the same extent such plans are currently being provided to the Company's employees. Buyer shall reimburse the Seller for any and all costs and expenses related to continuing to provide the employee benefit plans to the Company's employees as set forth above.

                                   ARTICLE XII

                                OTHER AGREEMENTS

   12.1. ASSISTANCE WITH A.M. BEST. If requested by Buyer, Seller will use commercially reasonable efforts for a period of up to 90 days following the Closing Date to assist and cooperate with Buyer to cause A.M. Best to upgrade its rating of the Company and its Subsidiaries. Buyer shall discharge all out-of-pocket expenses of Seller in performing such action.

   12.2. NON-COMPETITION. For a period of three (3) years from the date hereof, Seller and its Affiliates agree not to acquire an insurance company which directly writes credit life, credit disability, property, warranty, involuntary unemployment and/or accidental death and dismemberment insurance (the "INSURANCE PRODUCTS").

   12.3. CONTINUATION OF RELATIONSHIP. Seller and its Affiliates agree through December 31, 1997 and to use their commercially reasonable efforts from January 1, 1998 through December 31, 1998 to continue to sell the Insurance Products in the same manner as is currently being done by the Seller and its Affiliates; provided, however, that the commissions paid by the Company to the Seller and its Affiliates are competitive with other third party providers and current market terms and that the Company provides the type of service to the Seller and delivers and administers the Insurance Products consistent with current market practices. The Buyer and the Company agree to provide to Seller and its Affiliates the type of service and to deliver and administer the Insurance Products consistent with current market practices. Following Closing, the Buyer and the Company agree to cede any in-force insurance policies and any new insurance policies to be written related to Insurance Products sold by the Seller and its Affiliates to a reinsurance captive to be formed by Seller.

   12.4. DELIVERY OF FINANCIAL STATEMENTS. Within sixty (60) days after the date that Buyer is required to file the initial current report on Form 8-K with the Securities and Exchange Commission with respect to the transactions contemplated hereby, Seller will deliver to Buyer audited consolidated financial statements of the Company and its Subsidiaries for the three-year period ended December 31, 1996, which audited financial statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") and Seller will deliver to Buyer unaudited GAAP consolidated financial statements of the Company and its Subsidiaries for the three months ended March 31, 1997 as soon as they are available. Any and all costs and expenses associated with preparing the audited GAAP consolidated financial statements of the Company and its Subsidiaries for the two years ended December 31, 1995 shall be borne by the Company. In addition, Seller will deliver audited financial statements of the Company and each Insurance Subsidiary for the year ended December 31, 1996 prepared in accordance with SAP on or before June 1, 1997. Following the Closing Date, Buyer shall cause the Company and its and Buyer's employees to assist and cooperate with Seller and its representatives and auditors in completing the financial statements set forth above, including, but not limited to, giving Seller and its representatives and auditors access during normal business hours and under reasonable circumstances to all records of the Business and furnishing Seller and its representatives and auditors with all financial and other information necessary to complete such financial statements, as Seller and its representatives and auditors may from time to time reasonably request. Seller agrees to provide Buyer and its representatives access to the Seller's representatives and auditors during normal business hours and under reasonable circumstances with respect to the matters covered in this Section 12.4.

   12.5. RECONCILIATION OF INTERCOMPANY ACCOUNTS. (a) Within 30 days from the Closing Date, the Buyer and the Company agree to pay the Seller all amounts owed to Seller by the Company related to the provision of employee benefits to the employees of the Company through the Closing Date and for any subsequent period and for payroll services provided by Seller to the Company through the Closing Date.

   12.6. TAXES. (a) The parties understand and agree that, up to and including the Closing Date, the Company shall continue to make payments to the Seller as required by the Tax Sharing Agreement, with respect to both (i) all amounts otherwise due and payable (but which have not previously been paid) to Seller for all Tax periods ending prior to the Closing Date and (ii) the estimated United States federal income Tax of the Company and the Subsidiaries for the current Tax period which will end on the Closing Date, computed in accordance with the provisions of Section 2(c)(i) of the Tax Disaffiliation Agreement (each, a "RELEVANT TAX PERIOD").

   (b) When the United States federal Tax return for a Relevant Tax Period, with respect to the operations of the Company and the Subsidiaries, has been completed by Buyer and the Company and accepted by Seller, the parties will compare the Tax amounts shown to be due and payable thereunder (the "TAXES DUE") with the aggregate payments made by the Company to the Seller with respect thereto under the Tax Sharing Agreement (the "ESTIMATED TAX PAYMENTS"). If the Taxes Due exceed the Estimated Tax Payments for any such Tax return, Buyer and the Company will promptly pay to Seller the amount of such excess. If the Estimated Tax Payments exceed the Taxes Due for any such Tax return, Seller will promptly pay to Buyer and the Company the amount of such excess.

   (c) The parties agree that each of the 1995 and 1996 Tax returns shall be completed, and any Tax payments required under the preceding paragraph with respect thereto shall be made, as promptly as possible but in no event later than sixty (60) days after the Closing Date. With respect to the 1997 Tax period ending on the Closing Date, the parties agree that the Tax return shall be completed, and any required payment regarding any deficiency or excess between the Taxes Due and the Estimated Tax Payments between the parties shall be made, as promptly as possible but in no event later than March 15, 1998.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

   13.1. AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

   13.2. NOTICES. All notices, requests, consents, demands and other communications hereunder must be in writing and shall be personally delivered or sent by facsimile transmission with confirming copy sent by overnight carrier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

           (a)  If to Seller:

                    Mercury Finance Company
                    100 Field Drive
                    Suite 340
                    Lake Forest, Illinois  60045
                    Telecopy:  847-295-8699
                    Attn:     William A. Brandt, Jr.
                         and Mark E. Dapier

               With copies to:

                    McDermott, Will & Emery
                    227 West Monroe Street
                    Chicago, IL  60606
                    Telecopy No.:  312-984-7700
                    Attn:     Grant A. Bagan, P.C.
                         and John P. Tamisiea

           (b)  If to Buyer:

                    Frontier Insurance Group, Inc.
                    195 Lake Louise Marie Road
                    Rock Hill, New York  12775
                    Telecopy No.:  (914) 796-1900
                    Attn:     Walter A. Ruulen, President and
                           Chief Executive Officer

               With copies to:

                    Epstein Becker & Green, P.C.
                    250 Park Avenue
                    12th Floor
                    New York, New York  10177
                    Telecopy No.:  (212) 661-0989
                    Attn:  Sidney Todres, Esq.

Any party may change its address or add or change parties for receiving notice by written notice given to the others named above.

   13.3. EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

   13.4. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   13.5. SUCCESSORS AND ASSIGNS; BENEFICIARIES. This Agreement shall bind and inure to the benefit of the parties named herein and their respective permitted successors and assigns. No party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party. No third party shall be entitled to enforce any provision hereof and no third party is intended to benefit from this Agreement.

   13.6. ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof provided that the terms of the Confidentiality Agreement shall survive until Closing.

   13.7. ANNOUNCEMENTS. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except for filings required under the HSR Act and other regulatory filings and disclosures made based upon advice of counsel. Each party shall promptly advise the other of any such contemplated announcements.

   13.8. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

   13.9. GOVERNING LAW. This Agreement shall be interpreted in accordance with the substantive laws of the State of Illinois applicable to contracts made and to be performed wholly within said State.

                           *            *           *

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


FRONTIER INSURANCE GROUP, INC.          MERCURY FINANCE COMPANY


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